UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

Broadwood Partners, L.P.

Broadwood Capital, Inc.

Neal C. Bradsher

Richard T. LeBuhn

Natalie R. Capasso

Raymond A. Myers

Jason J. Martin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On December 16, 2025, Broadwood Partners, L.P., collectively with its affiliates, issued a press release, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference, and updated its website, www.LetSTAARShine.com, a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference. The website included a press release issued on December 16, 2025 by Yunqi Capital Limited, an investor in STAAR Surgical Company (the “Company”), which contained a letter to the Company’s stockholders, a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Special Meeting of Stockholders Originally Scheduled for October 23, 2025

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting of stockholders originally scheduled for October 23, 2025 and most recently postponed to be held on December 19, 2025 (including any further adjournments, postponements, reschedulings or continuations thereof, the “Proposed Merger Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Proposed Merger Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE PROPOSED MERGER SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Special Meeting of Stockholders to Remove Members of the Board

The Participants also intend to file a definitive proxy statement and an accompanying GREEN Proxy Card with the SEC to be used to solicit proxies with respect to removing members of the Board and any other proposals that may come before a future and yet to be called or otherwise scheduled special meeting of stockholders (including any adjournments, postponements, reschedulings or continuations thereof, the “Stockholder Meeting”). The Stockholder Meeting will be separate, distinct and unrelated to the Proposed Merger Special Meeting, and the Participants believe that the Stockholder Meeting will have no effect on the outcome of the Proposed Merger Special Meeting. The Participants do not believe that there is any lawful reason that would prevent or prohibit the Participants from calling the Stockholder Meeting, regardless of the outcome of the stockholder vote at the Proposed Merger Special Meeting, and do not make any representation related to whether the Company may contest, or otherwise challenge, the Participants’ ability to call the Stockholder Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE STOCKHOLDER MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on November 21, 2025 and is available here.

Exhibit 1

Broadwood Partners Comments on ISS Report on Proposed Sale of STAAR Surgical to Alcon

ISS Says It Would Not Be “Unreasonable for a Shareholder to Remain Opposed” to the Deal

Broadwood Encourages Shareholders to Follow the Recommendations of Proxy Advisory Firms Glass Lewis and Egan-Jones, Both of Whom Recommend Shareholders Vote “AGAINST” the Proposed Transaction

NEW YORK – (BUSINESS WIRE) – Broadwood Partners, L.P. and its affiliates (“Broadwood” or “we”) today commented on a report published by Institutional Shareholder Services Inc. (“ISS”), an independent proxy advisory firm, which reiterates that firm’s significant concerns regarding the proposed acquisition of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA) by Alcon Inc. (“Alcon”) (NYSE: ALC).

ISS stated in its latest report on the proposed sale of STAAR to Alcon:

“The initial sale process was deeply flawed, the circumstances create uncertainty about whether the go-shop could have cured concerns, and STAA has provided shareholders with no reason to rely on its efforts. … [In addition,] it is still difficult to fully assess the adequacy of the offer.” 1

ISS also made the following additional observations:

●	“STAA has made it difficult for shareholders to trust the statements and actions of the board and management team.”
●	“STAA did not clearly disclose in initial filings that approval of the amended merger agreements was not unanimous. This critical information was instead disclosed in supplemental filings.”
●	“[T]here are significant concerns with the sale process, and these were not fully cured by the 30-day go-shop.”

●	“[S]hareholders continue to have a reason to question whether the board's messaging about downside risk from an operational perspective is completely credible.”

●	“[I]t is now evident that shareholders cannot rely on the incumbent leadership team.”

ISS concluded: “[I]t would not necessarily be unreasonable for a shareholder to remain opposed to this transaction….”

ISS’s skepticism about the transaction is consistent with the views of the two other prominent shareholder advisory firms, Glass, Lewis & Co., LLC (“Glass Lewis”) and Egan-Jones Ratings Company (“Egan-Jones”), both of whom are recommending that shareholders vote “AGAINST” the proposed transaction.

In its updated report on December 5, 2025, Egan Jones said: “[W]e believe the credibility and integrity of the transaction have been compromised by the previously non-competitive process. Furthermore, because the same board and executive management team oversaw both the original merger and the subsequent amendment and go-shop process, our concerns regarding objectivity and fairness remain the same.”

Glass Lewis concluded in its December 11, 2025, report that “we do not believe there exists persuasive cause for investors to endorse the revised Alcon arrangement.”

[1]	Permission to use quotes was neither sought nor obtained.

Neal C. Bradsher, Founder and President of Broadwood, reacted to the recent proxy advisor reports:

“The proposed sale to Alcon has been met with overwhelming opposition from STAAR shareholders, proxy advisory firms, and even from within STAAR’s own boardroom. We reject ISS’s inexplicable decision to offer ‘cautionary support’ for the proposed transaction in the face of what ISS itself described as uncured process concerns, skepticism that Alcon’s revised offer represents full value for STAAR, and an inability of shareholders to rely on STAAR’s Board and management team. ISS’s condemnation of the integrity of the Board and management team reinforces our strong belief that this transaction should be voted down and followed by significant changes to STAAR’s leadership group.

It is a sad day when the best argument for agreeing to the sale of a company is that the leadership team and board are so unreliable and lacking in credibility that shareholders cannot count on strong execution or proper stewardship in the future. Notwithstanding the Board and leadership team’s failures of oversight and execution, we remain confident in STAAR’s product and market opportunity and believe STAAR is worth substantially more than Alcon is offering today.

Notably, just last year, Alcon offered twice as much for the Company, and STAAR’s long-term prospects have not changed meaningfully. Since this misbegotten transaction was proposed, STAAR has downplayed its own performance and future opportunity – at every turn – to justify the deal. However, as ISS noted, shareholders have no reason to trust the judgment or integrity of STAAR’s Board in making a determination about the deal consideration, and the Board chose not to seek advice from its financial advisor regarding the fairness of Alcon’s revised proposal.

Shareholders should not throw in the towel at a discounted price just because they cannot trust the current Board and management team to properly run the Company or a sale process. Nor should shareholders reward a misaligned and poorly performing management team and conflicted Board with a lucrative exit. What message would that send to all other boards?

We are taking the necessary steps to call a special meeting of shareholders to remove the three directors we feel are most responsible for this deeply flawed and conflicted transaction. We also remain prepared to work with our fellow shareholders to identify qualified independent and experienced director candidates to ensure that STAAR is positioned to succeed and maximize value for all shareholders.”

Broadwood encourages its fellow shareholders to review its presentations, proxy materials, and press releases, all of which are available at www.LetSTAARShine.com, and to vote “AGAINST” the proposed transaction with Alcon.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC, by calling (212) 257-1311 or toll free at (888) 368-0379, or by email at info@saratogaproxy.com. If you have already voted for the merger, you may change your vote by voting a later-dated proxy “AGAINST” the deal. Only your latest dated vote counts.

About Broadwood

Broadwood Partners, L.P. is managed by Broadwood Capital, Inc. Broadwood Capital is a private investment firm based in New York City. Neal Bradsher is the President of Broadwood Capital.

Certain Information Concerning the Participants

Special Meeting of Shareholders Originally Scheduled for October 23, 2025

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company in connection with the special meeting of shareholders originally scheduled for October 23, 2025 and most recently postponed to be held on December 19, 2025 (including any further adjournments, postponements, reschedulings or continuations thereof, the “Proposed Merger Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s shareholders for the Proposed Merger Special Meeting. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE PROPOSED MERGER SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Special Meeting of Shareholders to Remove Members of the Board

The Participants also intend to file a definitive proxy statement and an accompanying GREEN Proxy Card with the SEC to be used to solicit proxies with respect to removing members of the Board and any other proposals that may come before a future and yet to be called or otherwise scheduled special meeting of shareholders (including any adjournments, postponements, reschedulings or continuations thereof, the “Shareholder Meeting”). The Shareholder Meeting will be separate, distinct and unrelated to the Proposed Merger Special Meeting, and the Participants believe that the Shareholder Meeting will have no effect on the outcome of the Proposed Merger Special Meeting. The Participants do not believe that there is any lawful reason that would prevent or prohibit the Participants from calling the Shareholder Meeting, regardless of the outcome of the shareholder vote at the Proposed Merger Special Meeting, and do not make any representation related to whether the Company may contest, or otherwise challenge, the Participants’ ability to call the Shareholder Meeting. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SHAREHOLDER MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on November 21, 2025 and is available here.

Contacts

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contacts

Scott Deveau / Jeremy Jacobs

August Strategic Communications

Broadwood@AugustCo.com

(323) 892-5562

Exhibit 2

Let STAAR Shine
HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT

PRESS/MEDIA

Media

November 18, 2025

Investing.com, November 18th – STAAR Surgical reveals board dissent over amended Alcon deal ahead of vote

October 31, 2025

Investing.com, October 31st – Alcon rejects raised bid for STAAR Surgical as shareholders revolt

October 16, 2025

Investing.com, October 16th – ISS recommendation may toll the bell for STAAR–Alcon deal, validates Broadwood

October 9, 2025

Investing.com, October 9th – Glass Lewis recommends against STAAR–Alcon merger, bolstering Broadwood's campaign

October 8, 2025

Bloomberg Opinion, October 8th – AI Insurance Is Expensive: P(doom), STAAR Surgical projections, Bitcoin life insurance and YouTube self-help

September 25, 2025

CTFN, September 25 – Former CEO outlines case for shareholders to reject deal at current price

September 11, 2025

Investing.com, September 11 – Exclusive: Shareholder revolt threatens Alcon's takeover of STAAR Surgical

September 2, 2025

Reuters, September 2 – STAAR shareholder Broadwood says it opposes Alcon's proposed takeover

September 2, 2025

MassDevice, September 2 – Alcon faces opposition from Staar Surgical's largest shareholder in planned acquisition

September 2, 2025

Medical Device Network, September 2 – STAAR Surgical's largest shareholder opposes Alcon takeover

Press

December 16, 2025

December 12, 2025

Broadwood Partners: Leading Proxy Advisory Firm Glass Lewis Reaffirms Recommendation "AGAINST" STAAR Surgical Sale to Alcon

December 11, 2025

Broadwood Partners Comments on STAAR Surgical Board Dissent on the Revised Sale to Alcon

December 9, 2025

Broadwood Partners Responds to Alcon's Increase to Proposed Acquisition Price of STAAR Surgical

December 8, 2025

Broadwood Partners Reiterates Opposition to STAAR Surgical's Sale to Alcon Following Conclusion of Performative Go-Shop Process

December 8, 2025

Broadwood Partners: Proxy Advisory Firm Egan-Jones Reaffirms Its Recommendation STAAR Surgical Shareholders Vote "AGAINST" Sale to Alcon

November 10, 2025

Broadwood Partners Calls for the Appointment of New Directors at STAAR Surgical to Oversee Go-Shop Process

November 4, 2025

Broadwood Partners Condemns Alcon's Fallacious Attacks on STAAR Surgical and Its Prospects

October 24, 2025

Broadwood Partners Condemns Decision by STAAR Surgical and Alcon to Delay Final Vote on Proposed Transaction

October 22, 2025

Broadwood Partners Intends to Call Special Meeting to Remove Several STAAR Surgical Directors

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MEDIA

August Strategic Communications
Scott Deveau / Jeremy Jacobs
(323) 805-8919
Broadwood@augustco.com

INVESTOR CONTACT

Saratoga Proxy Consulting, LLC
John Ferguson / Joseph Mills
(888) 368-0379 or (212) 257-1311
jferguson@saratogaproxy.com
jmills@saratogaproxy.com

 Exhibit 3

Yunqi Capital Comments on Proxy Advisors’ Updated Recommendations, Urges Shareholders to Continue to Back the Company’s Standalone Trajectory

HONG KONG--(BUSINESS WIRE)--Yunqi Capital Limited (together with its affiliates and the funds it advises, “Yunqi Capital”), an investment management firm and 5.1% shareholder of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA), today released the following letter to STAAR shareholders in response to the updated reports of Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) regarding the proposed acquisition of STAAR by Alcon Inc. (“Alcon”) (SIX/NYSE: ALC).

The text of the letter is as follows:

December 17, 2025

Dear Fellow STAAR Shareholders:

Following our review of the updated reports of the proxy advisory services ISS and Glass Lewis, Yunqi Capital remains opposed to STAAR’s proposed merger with Alcon, even at the revised offer price of $30.75.

We agree with the continued, strong recommendation of Glass Lewis against the merger, as well as with the extensive rationale for Glass Lewis’s opposition set forth in its most recently updated report. While we disagree with ISS’s recent decision to change its recommendation in favor of the proposed transaction, we underscore that ISS also observed that “it would not necessarily be unreasonable for a shareholder to remain opposed to this transaction.”1

Recent events indicate shareholder value will be maximized if the Company terminates the current agreement and initiates a normal strategic alternatives review in the future.

When first announcing the conclusion of the go-shop period in a press release, STAAR did not inform shareholders about the appearance, during the go-shop period, of a well-known, credible potential buyer with the capital, industry expertise, buyout experience, and interest to acquire STAAR at a higher price. We are not taking issue with whether STAAR should have disclosed this in its first press release; we are simply highlighting that the third party emerged.

STAAR then updated shareholders about the appearance of this new third party after questions were raised by other stockholders. When finally acknowledging the appearance of this third party in a second, follow-up press release, STAAR claimed that the potential buyer did not contact STAAR until the beginning of the third week of the go-shop period. STAAR related this claim as if it should be taken to undercut the credibility and meaningfulness of the third party’s outreach.

But STAAR’s confirmation of the third-party outreach illustrates the insufficiency of STAAR’s go-shop process.

STAAR had told shareholders in its first press release following the go-shop period, that it had solicited acquisition proposals from a “wide range of potentially interested third parties,” yet it missed a well-known and credible party, which also happens to have extensive experience and presence in Asia. STAAR then chose to name this third party in the same follow-up press release, in an unconventional manner. That appears to have chased away the third party, at least for the time being.

While the Company states that it engaged with 21 third parties, we believe there are far more than 21 potentially interested strategic and financial parties globally. We suspect that this third party and others like it will continue to be in the market in the future.

[1]	Permission to use quotes was neither sought nor obtained.

The Prospects for the Business Are Strong, in Spite of Leadership Changes that May Come

We were encouraged to see that ISS expressed well-founded skepticism about STAAR management’s pessimistic outlook for the future of the business. ISS stated that “shareholders continue to have a reason to question whether the board’s messaging about downside risk from an operational perspective is completely credible.”

We disagree with ISS on its primary basis for its change in recommendation. In reaching its conclusion, ISS focused on a concern that, if shareholders reject the transaction, “shareholders would need to be concerned about next steps for STAA,” since “shareholders cannot rely on the incumbent leadership team.”

Our view is that while leadership changes may follow a failed merger vote, the fundamentals of STAAR’s business remain firmly intact. In the near term, STAAR shareholders require continuity of operations and stewardship of the business while the Board recalibrates leadership at the senior level. The core drivers of STAAR’s value—its proprietary ICL technology, established global distribution infrastructure, and deep penetration in key growth markets—are unchanged. Moreover, the relevant economic data and market indicators underpinning the Company’s valuation point to solid and accelerating demand for ICL procedures, reinforcing our view that STAAR’s standalone prospects remain strong and continue to improve.

We also view positively STAAR management’s recent comments regarding, in their words, “downward” sales trends in China during the fourth quarter of 2025. Sales trends in the last quarter were already materially better than our expectations. Looking ahead, STAAR China is scheduled to launch the differentiated EVO ICL V5 product line in January 2026. In advance of this launch, we would expect distributors to reduce existing inventories in order to mitigate obsolescence risk and free up capital to support purchases of the new product, which would be priced at an approximately 30-70% premium to the existing line of ICLs, according to our on-the-ground research. This increase in blended average selling price provides an exciting sales driver for 2026 and is under-appreciated by the market.

This momentum in STAAR’s business should not be transferred to Alcon at substantially less than fair value simply because the Company may undertake leadership changes following this failed process. Alcon shareholders should not receive the benefit of this upside in place of STAAR’s long-term and loyal shareholders who understand this business and appreciate its value.

We will continue to vote our shares against the amended merger agreement, and we urge all shareholders to do the same and to continue to have confidence in the standalone prospects for STAAR.

Sincerely,

Christopher M. Wang
Founder and Chief Investment Officer
Yunqi Capital Limited

About Yunqi Capital

Yunqi Capital is a Hong Kong headquartered investment manager with over US$250 million in assets under management. The firm deploys a fundamental long-short equity strategy, with a concentrated portfolio, that is primarily invested in the equity securities of companies with a significant China connection. Yunqi Capital is led by CIO Chris Wang, an experienced portfolio manager with a strong track record of generating attractive returns on capital, controlling portfolio risk and managing investment teams.

Disclaimers

THIS IS NOT A SOLICITATION OF AUTHORITY TO VOTE YOUR PROXY. DO NOT SEND US YOUR PROXY CARD OR OTHER VOTING INSTRUCTION FORM. YUNQI CAPITAL IS NOT ASKING FOR YOUR PROXY AND WILL NOT ACCEPT PROXY CARDS IF SENT. YUNQI CAPITAL IS NOT ABLE TO VOTE YOUR PROXY, NOR DOES THIS COMMUNICATION CONTEMPLATE SUCH AN EVENT.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

The information contained or referenced herein is for information purposes only in order to provide the views of Yunqi Capital and the matters which Yunqi Capital believes to be of concern to stockholders described herein. The information is not tailored to specific investment objectives, the financial situations, suitability, or particular need of any specific person(s) who may receive the information, and should not be taken as advice in considering the merits of any investment decision. The views expressed herein represent the views and opinions of Yunqi Capital, whose opinions may change at any time and which are based on analyses of Yunqi Capital and its advisors. In addition, the information contained herein is being publicly disclosed without prejudice and shall not be construed to prejudice any of Yunqi Capital’s rights, demands, grounds and/or remedies under any contract and/or law.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “in our view”, “from our perspective”, “intends”, “estimates”, “plans”, “will be”, “would” and similar expressions. Although Yunqi Capital believes that the expectations reflected in forward-looking statements contained herein are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Yunqi Capital or the Company—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the U.S. Securities and Exchange Commission, including those listed under “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q and those related to the pending transaction involving the Company. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Yunqi Capital does not undertake any obligation to update or revise any forward-looking information or statements. Certain information included in this material is based on data obtained from sources considered to be reliable. Any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should not be viewed as factual and should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and, unless required by law, are subject to revision without notice.

Funds and investment vehicles (collectively, the “Yunqi Funds”) managed or advised by Yunqi Capital currently beneficially own shares of the Company. The Yunqi Funds are in the business of trading (i.e., buying and selling) securities and intend to continue trading in the securities of the Company. You should assume the Yunqi Funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. Consequently, Yunqi Capital’s beneficial ownership of shares of, and/or economic interest in, the Company may vary over time depending on various factors, with or without regard to Yunqi Capital’s views of the pending transaction or the Company’s business, prospects, or valuations (including the market price of the Company shares), including, without limitation, other investment opportunities available to Yunqi Capital, concentration of positions in the portfolios managed by Yunqi Capital, conditions in the securities markets, and general economic and industry conditions. Without limiting the generality of the foregoing, in the event of a change in the Company’s share price on or following the date hereof, the Yunqi Funds may buy additional shares or sell all or a portion of their holdings of the Company (including, in each case, by trading in options, puts, calls, swaps, or other derivative instruments). Yunqi Capital also reserves the right to change the opinions expressed herein and its intentions with respect to its investments in the Company, and to take any actions with respect to its investments in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Contacts

Chris Wang
cwang@yunqipath.com